TEXTRON	Exhibit 99.1
Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne – 401-457-2288 Bill Pitts – 401-457-2288	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Reports First Quarter Earnings of $0.35 per Share Ends Quarter with $1.7 Billion in Cash Reduction of Finance Portfolio Ahead of Plan

Providence, Rhode Island – April 28, 2009 – Textron Inc. (NYSE: TXT) today reported first quarter 2009 earnings of $0.35 per share. Excluding special charges, income from continuing operations was $0.26 per share.  Revenues in the quarter were $2.5 billion, down 24 percent from the first quarter of 2008. The company ended the quarter with $1.7 billion in cash, reflecting better-than-expected cash flow from both its manufacturing and finance operations, the sale of the HR Textron business and the draw on the company’s bank line facilities.

“While most of the company’s commercial markets experienced further softening in the quarter and TFC credit quality weakened, we had continued solid results at Bell and Textron Systems,” said Textron Chairman and CEO Lewis B. Campbell. “We continue to execute on our cash generation plan and productivity enhancements.”

Campbell continued, “Despite the tough environment, our liquidity plan is substantially ahead of schedule. This reflects excellent early progress in collecting finance receivables at TFC, actions we are taking in our manufacturing operations to adjust production to meet lower demand and to drive working capital efficiency and other liquidity actions.”

Managed receivables at Textron Financial Corporation (TFC) were reduced by $926 million from year-end.  “We are encouraged by the pace of liquidations at TFC, and have increased our full-year target from $2.6 billion to $3.1 billion,” Campbell added.

Manufacturing free cash flow was a $286 million use of cash, primarily reflecting inventory expansion at Cessna and seasonal payments made across the company, partially offset by $50 million in proceeds from the sale of a customer maintenance tracking service at Cessna.

Textron recorded first quarter pre-tax, special charges of $32 million associated with the company’s restructuring program to reduce overhead costs and improve productivity. Based on lower demand expectations, the company has expanded its restructuring program to reflect additional headcount reductions, facility closures, and charges related to the suspension of certain development programs. Textron now estimates full-year restructuring charges of approximately $75 million, up from $40 million previously.

The company completed the sale of its HR Textron business in the first quarter for $376 million, which will generate after-tax cash proceeds of $275 million. Results of this business are now reflected in the company’s financial statements as a discontinued operation and all prior periods discussed in this press release and attachments have been adjusted accordingly.

Outlook

The company is now estimating 2009 revenues of approximately $11.0 billion with full-year earnings per share from continuing operations excluding special charges, in the range of $0.45 to $0.75. This lower earnings estimate primarily reflects lower expected demand at Cessna, and higher losses at TFC related to the current economic environment and the impact of faster liquidations. Manufacturing free cash flow is still expected to be about $400 million.

Campbell concluded, “Over the past quarter our overall cash outlook has improved. This reflects a more rapid liquidation of managed finance receivables and progress with working capital improvements in our manufacturing businesses. We will continue to be intensely focused on these initiatives, and as a result believe we are well positioned to execute on our business plan despite ongoing economic challenges.”

Segment Results

Cessna

Cessna’s revenues decreased $477 million in the first quarter from the same period last year.  This decrease primarily reflects the delivery of 69 business jets compared to 95 during the same quarter last year, partially offset by higher pricing.

Segment profit decreased $117 million primarily due to the lower volume and higher inventory write-downs for used aircraft. These items were partially offset by a $50 million pre-tax gain on the sale of a customer maintenance tracking service and pricing in excess of inflation.

Cessna backlog at the end of the first quarter was $13.0 billion, down $1.5 billion from the end of 2008, reflecting 92 net cancellations during the quarter.

Bell

Bell’s revenues and segment profit increased $168 million and $16 million, respectively, in the first quarter. Revenues increased due to higher volume and pricing.

Segment profit increased due to the impact of higher volume and pricing in excess of inflation, partially offset by start up costs for the 429 program and other miscellaneous items.

Bell backlog at the end of the first quarter was $6.1 billion, down slightly from the end of last year, reflecting deliveries of commercial units.

Textron Systems

Revenues decreased $101 million, primarily reflecting lower deliveries of unmanned aircraft systems, as deliveries in last year’s first quarter benefited from deliveries slipped from the fourth quarter of 2007, as well as lower training and simulation systems and aircraft engine volumes.

Segment profit decreased $15 million due to the lower volumes and inflation in excess of pricing, partially offset by favorable cost performance.

Backlog at the end of the first quarter was $2.0 billion, compared to $2.2 billion at the end of last year.

Industrial

Revenues and segment profit in the Industrial segment decreased $278 million and $50 million, respectively.  Revenues decreased primarily due to lower volumes and the impact of unfavorable foreign exchange, partially offset by higher pricing.

Segment profit decreased due to the impact of the lower volume, partially offset by higher pricing and improved cost performance.

Finance

Finance revenues decreased $92 million in the first quarter due to lower market interest rates, lower securitization gains and lower other income, which were partially offset by the benefit of interest rate floors.

Segment profit was down $108 million as a result of increased loan loss provisions, lower securitization gains and lower other income, in part related to the company’s liquidation plan, partially offset by the benefit of interest rate floors.

Sixty-day plus delinquencies increased to 4.29% from 2.59% at the end of the fourth quarter of 2008.  Additionally, nonaccrual finance receivables to total finance receivables held for investment increased to 6.11% from 4.01% since year-end.

Beginning with the first quarter of 2009, we are presenting non-accrual finance receivables separately from assets received in satisfaction of troubled finance receivables due to the increasing significance of the latter two categories and the inherent differences in their characteristics.

Managed receivables ended the quarter at $9.9 billion, versus $10.8 billion at the end of the fourth quarter of 2008. Managed receivable reductions reflect net collections and sales of assets, as well as certain non-cash charges and transfers to other asset categories such as repossessed assets.

GAAP Measures

Income from continuing operations, excluding special charges and manufacturing free cash flow are non-GAAP measures that are defined in attachments to this release.

New Conference Call Information

Textron will host its conference call tomorrow, April 29, 2009 at 8:00 a.m., Eastern to discuss its results and outlook, an hour earlier than previously scheduled.  Call-in information remains the same. The call will be available via webcast at www.textron.com or by direct dial at (800) 553-0329 in the U.S. or (612) 332-0819 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback by Noon, Eastern time on Wednesday, April 29, 2009 by dialing (320) 365-3844; Access Code: 991791.

A package containing key data that will be covered on tomorrow’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron
Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, and Textron Systems. More information is available at www.textron.com.
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Forward-looking Information

Certain statements in this press release and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the risk factors contained in our Annual Report on Form 10-K and the following: (a) changes in worldwide economic or political conditions that impact demand for our products, interest rates and foreign exchange rates; (b) the interruption of production at our facilities or our customers or suppliers; (c) performance issues with key suppliers, subcontractors and business partners; (d) our ability to perform as anticipated and to control costs under contracts with the U.S. Government; (e) the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, and, under certain circumstances, to suspend or debar us as a contractor eligible to receive future contract awards; (f) changing priorities or reductions in the U.S. Government defense budget, including those related to Operation Iraqi Freedom, Operation Enduring Freedom and the Global War on Terrorism; (g) changes in national or international funding priorities, U.S. and foreign military budget constraints and determinations, and government policies on the export and import of military and commercial products; (h) legislative or regulatory actions impacting our operations or demand for our products; (i) the ability to control costs and successful implementation of various cost-reduction programs, including the enterprise-wide restructuring program; (j) the timing of new product launches and certifications of new aircraft products; (k) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where Textron Financial Corporation (TFC) offers financing; (l) changes in aircraft delivery schedules, or cancellation or deferral of orders; (m) the impact of changes in tax legislation; (n) the extent to which we are able to pass raw material price increases through to customers or offset such price increases by reducing other costs; (o) our ability to offset, through cost reductions, pricing pressure brought by original equipment manufacturer customers; (p) our ability to realize full value of receivables; (q) the availability and cost of insurance; (r) increases in pension expenses and other postretirement employee costs; (s) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (t) TFC’s access to financing, including securitizations, at competitive rates; (u) our ability to successfully exit from TFC’s commercial finance business, other than the captive finance business, including effecting an orderly liquidation or sale of certain TFC portfolios and businesses; (v) uncertainty in estimating market value of TFC’s receivables held for sale and reserves for TFC’s receivables to be retained; (w) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies; (x) risks and uncertainties related to acquisitions and dispositions, including difficulties or unanticipated expenses in connection with the consummation of acquisitions or dispositions, the disruption of current plans and operations, or the failure to achieve anticipated synergies and opportunities; (y) the efficacy of research and development investments to develop new products; (z) the launching of significant new products or programs which could result in unanticipated expenses; (aa) bankruptcy or other financial problems at major suppliers or customers that could cause disruptions in our supply chain or difficulty in collecting amounts owed by such customers; and (bb) continued volatility and further deterioration of the capital markets.

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
Three Months Ended April 4, 2009 and March 29, 2008
(Dollars in millions, except per share amounts)
(Unaudited)
	Three Months Ended
	April 4, 2009	March 29, 2008
REVENUES
MANUFACTURING:
Cessna	$769	$1,246
Bell	742	574
Textron Systems	418	519
Industrial	475	753
	2,404	3,092
FINANCE	122	214
Total revenues	$2,526	$3,306

SEGMENT PROFIT
MANUFACTURING:
Cessna (a)	$90	$207
Bell	69	53
Textron Systems	52	67
Industrial	(9)	41
	202	368
FINANCE	(66)	42
Segment profit	136	410
Special charges	(32)	-
Corporate expenses and other, net	(35)	(41)
Interest expense, net for Manufacturing group	(28)	(30)
Income from continuing operations
before income taxes	41	339
Income tax benefit (expense)	2	(114)
Income from continuing operations	43	225
Discontinued operations, net of income taxes (b)	43	6
Net income	$86	$231
Earnings per share:
Income from continuing operations	$0.18	$0.88
Discontinued operations, net of income taxes (b)	0.17	0.03
Net income	$0.35	$0.91
Average shares outstanding	244,956,000	254,500,000

(a)	During the first quarter of 2009, we sold the assets of CESCOM, Cessna’s aircraft maintenance tracking service line, resulting in a pre-tax gain of $50 million.
(b)
During the first quarter of 2009, we sold HR Textron, an operating unit within the Textron Systems segment, resulting in an after-tax gain of $7 million.  This business has been reflected in discontinued operations for all periods presented.

TEXTRON INC.
Condensed Consolidated Balance Sheets
(Unaudited)

(In millions)	April 4, 2009	January 3, 2009
Assets
Cash and cash equivalents	$1,054	$531
Accounts receivable, net	854	894
Inventories	3,323	3,093
Other current assets	453	584
Net property, plant and equipment	2,068	2,088
Other assets	3,148	3,163
Assets of discontinued operations	53	334
Textron Finance assets	9,563	9,344
Total Assets	$20,516	$20,031

Liabilities and Shareholders' Equity
Current portion of long-term and short-term debt	$5	$876
Other current liabilities	3,470	3,710
Other liabilities	2,973	2,926
Long-term debt	2,870	1,693
Liabilities of discontinued operations	130	195
Textron Finance liabilities	8,600	8,265
Total Liabilities	18,048	17,665

Total Shareholders’ Equity	2,468	2,366
Total Liabilities and Shareholders’ Equity	$20,516	$20,031

Textron Inc.
Manufacturing Group Cash Flow
GAAP to Non-GAAP Reconciliation

The reconciliation of net cash provided by operating activities of continuing operations of the Manufacturing group prepared in accordance with GAAP (Generally Accepted Accounting Principles) to Manufacturing free cash flow, a non-GAAP financial measure, is provided below.

(In millions)	First Quarter 2009	First Quarter 2008
Net cash (used in) provided by operating activities of continuing operations – GAAP	$(134)	$177
Less: Net dividends from TFC	(84)	(142)
Less: Capital expenditures	(69)	(78)
Plus: Proceeds on sale of property, plant and equipment	1	1
Manufacturing free cash flow – Non-GAAP	$(286)	$(42)

Free cash flow is a measure generally used by investors, analysts and management to gauge a company’s ability to generate cash from the operations in excess of that necessary to be reinvested to sustain and grow the business.  In light of the current economic environment, we have changed our definition of Manufacturing free cash flow to exclude the impact of dividends from and contributions to Textron Financial Corporation (“TFC”) and have recast prior period amounts to conform to this presentation.

Our definition of Manufacturing free cash flow now uses net cash (used in) provided by operating activities of continuing operations, less net dividends received from TFC, capital contributions provided under the Support Agreement and capital expenditures, net of proceeds from the sale of plant, property and equipment.  We believe that our Manufacturing free cash flow calculation provides a relevant measure of liquidity and a useful basis for assessing our ability to fund operations.  This measure is not a financial measure under GAAP and should be used in conjunction with GAAP cash measures provided in our Consolidated Statement of Cash Flows.  Our Manufacturing free cash flow measure may not be comparable to similarly titled measures reported by other companies, as there is no definitive accounting standard on how the measure should be calculated.

Textron Inc.
Income from Continuing Operations Per Share
GAAP to Non-GAAP Reconciliation

A reconciliation of income from continuing operations per share in accordance with GAAP (Generally Accepted Accounting Principles) to income from continuing operations, excluding special charges, per share on a non-GAAP basis is provided below.

First Quarter 2009
Net income – GAAP	$0.35
Less: Discontinued operations	(0.17)
Income from continuing operations – GAAP	0.18
Add: Restructuring charges, net of taxes	0.08
Income from continuing operations, excluding special charges - Non-GAAP	$0.26

Income from continuing operations, excluding special charges, on a per share basis is a non-GAAP financial measure.  Special charges include items that are either isolated or temporary in nature and are excluded from segment profit. Results before special charges are also the basis for measuring operating performance for management compensation purposes. It is helpful to understand results without these charges, especially when comparing results to previous periods.  However, analysis of the company’s results before special charges should be used only in conjunction with data presented in accordance with GAAP.